EXHIBIT 23.3

CONSENT OF
BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

To the Board of Directors and
Shareholders of Tri-Valley Corporation

We consent to the incorporation by reference in the Registration Statement (No. 333-163442) on Form S-3 of Tri-Valley Corporation (the “Company”) of the reference to Brown Armstrong Accountancy Corporation, and the inclusion of our report dated March 22, 2011 (except for Note 2 and our audit report on Tri-Valley Corporation’s internal control over financial reporting, as to which the date is November 3, 2011), in the Annual Report on Form 10-K/A for the year ended December 31, 2010, of the Company, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of the Registration Statement.

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

Bakersfield, California
November 3, 2011